Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jabil Circuit, Inc.:

We consent to the use of our reports dated October 24, 2007, with respect to the consolidated balance sheets of Jabil Circuit, Inc. as of August 31, 2007 and 2006, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, cash flows for each of the years in the three-year period ended August 31, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2007 and the effectiveness of internal control over financial reporting as of August 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

The audit report covering the August 31, 2007 consolidated financial statements contains an explanatory paragraph that states that the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of August 31, 2007.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of August 31, 2007, contains an explanatory paragraph that states on November 22, 2006, the Company entered into a merger agreement with Taiwan Green Point Enterprises Co., Ltd. (“Green Point”). As permitted by Securities and Exchange Commission guidance, the scope of our Section 404 evaluation for the fiscal year ending August 31, 2007 did not include the internal controls over financial reporting of the acquired operations of Green Point. Green Point is included in the Company’s consolidated financial statements beginning on January 16, 2007, representing $1.2 billion of total assets at August 31, 2007 and $343.1 million of net revenue for the fiscal year ended August 31, 2007.

/s/ KPMG LLP

May 29, 2008

Tampa, Florida

Certified Public Accountants